Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the amended Registration Statement on Form S-1/A No. 2 of Bubblr Inc., that was filed on or about May 3, 2022, of our Report of Independent Registered Public Accounting Firm, dated March 31, 2022, on the Consolidated Balance Sheets of Bubblr Inc., as of December 31, 2021 and 2020, and the related Consolidated Statements of Operations and Comprehensive Loss, Changes in Stockholders' Equity (Deficit) and Cash Flows for the years then ended, which appear in such amended Registration Statement.

We also consent to the references to us under the heading “Interest of Named Experts and Counsel” in such amended Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

May 3, 2022